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Exhibit 10.20

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March 10, 2006

Pixior LLC	PRIVILEGED AND
Attention: Victor Dahan	CONFIDENTIAL

Dear Victor:

        This letter agreement (the "Agreement") memorializes the terms under which Innovo Group Inc. ("Innovo") and Pixior LLC agree that Innovo shall outsource to Pixior its product fulfillment services, including, but not limited to, warehousing, distribution, Electronic Data Interchange (EDI), customer service, credit, import/export needs for its branded label products (the "Outsourcing Services").

        This Agreement is intended to be legally and enforceable agreement of the parties for the term contained herein. The parties hereby agree as follows:

1.    Outsourcing Services

        (a)   Innovo hereby grants to Pixior the right on an exclusive basis, beginning as of the Effective Date (as hereinafter defined) to provide all of the Outsourcing Services, including the right to use any trademarks necessary for the performance of the Outsourcing Services, for Innovo and Pixior hereby accepts and agrees to provide to Innovo all of the Outsourcing Services required to conduct the business of Innovo and its subsidiaries.

        (b)   In providing those Outsourcing Services, Pixior agrees to offer employment to Innovo's current workforce, as set forth on Schedule A, presently performing duties related to the Outsourcing Services with salary and benefits customary to those currently provided (the "Employees"); provided, however, that Innovo will continue to employ its current operations manager, Clint Gray, to assist in overseeing the Outsourcing Services between Innovo and Pixior. The parties agree that since employment is being offered to the Employees within a reasonable commuting distance to their present employment, Innovo shall not be required to provide such Employees with advanced notice as required under the Worker Adjustment and Retraining Notification ("WARN") Act. However, should Pixior decide to terminate the services of any of the Employees listed on Schedule A, except those Employees identified as "temporary or "contract" employees after the time period set forth in Paragraph 1 (c) hereinbelow, then Pixior shall agree to comply with the advanced notice provisions of the WARN Act.

        (c)   In addition to any advance notice requirement under the WARN Act, Pixior shall agree to maintain the employment of all Employees listed on Schedule A for a period of no less than 90 days following the first date on which the Employees will be employees of Pixior.

5804 E. Slauson Avenue, Commerce, CA 90040
(Tele) 323.278.6687    •    (Fax) 323.201.3846
www.innovogroup.com

        (d)   In exchange for the Outsourcing Services, Pixior shall be compensated as follows:

    (i)
    Payment of Ninety Thousand and No/100 ($90,000.00) Dollars per month, during a twelve (12) month term of this Agreement.

    (ii)
    In addition, on a monthly basis within fifteen (15) days of the end of the month, Innovo shall pay to Pixior a fee equal to $0.20 per each garment shipped after submission of a report acceptable to Innovo detailing the date, number of units and product shipped.

    (iii)
    Term: Initial Term shall be twelve (12) months beginning on the Effective Date (as hereinafter defined) and shall be renewable at the option of the parties for successive twelve (12) month terms; provided, however, that either party may terminate the definitive Service Agreement upon 90 days' advanced written notice.

        (e)   Pixior agrees that so long as it is providing Outsourcing Services to Innovo, Pixior shall obtain a Type 2 SAS 70 report against their operations on a semi-annual basis. During the first term, compliance must be obtained by July 2006. Pixior agrees to contract with a mutually acceptable third party CPA firm to be determined in order to perform the SAS 70 audit. The parties shall negotiate in good faith by a separate letter agreement the percentage share that each party shall contribute so that Pixior can achieve and maintain compliance with SAS 70.

        (f)    Pixior and Innovo agree that the effective date of this Agreement shall be on or before April 30, 2006 ("Effective Date"), unless otherwise extended in writing between the parties.

2.    Obligations of Pixior.    Pixior shall perform the following obligations:

        (a)   Pixior shall use its commercially reasonable best efforts to fulfill all customer purchase orders and to perform the Outsourcing Services in a timely manner and in a manner customary in the industry.

        (b)   Pixior shall maintain and secure Innovo's Products at its warehouse for fulfillment of the customer purchase orders (i.e. securing in a separate and distinct cage or other similar area within its warehouse). Pixior shall maintain at all times sufficient insurance necessary to cover the risk of loss of such Innovo Product stored at Pixior's warehouse as well as insurance sufficient to cover any and all liability associated with performing the Outsourcing Services.

        (c)   For customer purchase orders fulfilled by Pixior, Pixior shall provide to Innovo every week a sales report of the Products by retailer, by door, by style and color, by sales price and by day. Such reports shall include such information as Innovo may reasonably require for determination of its gross and net sales of the Products and any other financial reports, statements or other documentation as Innovo may reasonably request from time to time. In addition, Pixior shall provide to Innovo a seasonal qualitative and quantitative recap report by stock keeping unit ("SKU"), pursuant to a template provided by Innovo.

        (d)   Pixior shall use it best efforts to not cause any harm to the business of Innovo during the course of performing the Outsourcing Services pursuant to this Agreement.

        (e)   Pixior shall at all times during the term of this Agreement provide adequate staffing and operational equipment, including, computer equipment, hardware, software, telephones, faxes and copiers necessary to ensure customer service of a similar quality as Innovo provided prior to the execution of this Agreement.

3.    Obligations of Innovo.    Innovo shall perform the following obligations:

        (a)   Innovo shall use its commercially reasonable best efforts to provide Pixior with a sufficient quality of Product necessary to fulfill its customer orders and perform its Outsourcing Services.

        (b)   Innovo shall provide to Pixior a list of its Products on a seasonal basis as appropriate and endeavor to make such Product available to Pixior and its customers.

        (c)   Innovo shall advertise and/or promote Product in a commercially reasonable manner and shall transmit as reasonably necessary Product information and promotional materials for its customers to Pixior.

        (d)   Innovo shall agree to maintain proper insurance covering loss or theft of its products held and/or stored for shipment in Pixior's facility in such amounts and covering such risk customary under similar conditions.

4.    Representations of Pixior.    Pixior represents and warrants to Innovo the following:

        (a)   Pixior has full authority to enter into this Agreement;

        (b)   the execution, delivery and performance of this Agreement and the Outsourcing Services set forth in this Agreement will not violate the terms or any agreement, order or other arrangement binding upon Pixior; and

        (c)   Pixior shall perform the Outsourcing Services with respect to the Products only in a first class manner and in full compliance with the terms of this Agreement.

5.    Representations of Innovo.    Innovo represents and warrants to Pixior the following:

        (a)   Innovo has full authority to enter into this Agreement; and

        (b)   the execution, delivery and performance of this Agreement and the Outsourcing Services set forth in this Agreement will not violate the terms or any agreement, order or other arrangement binding upon Innovo.

6.    Confidentiality.    The parties shall use best efforts to hold in strict confidence and not disclose to third parties any data and information obtained from the other party except that each party may disclose such data and information to its representatives (which shall consist of such party's officers, directors, employees, agents, and legal or financial advisors and consultants, collectively "Representatives"). In the event of the termination of this Agreement, the parties shall either return all such data and information furnished to it, or destroy all copies of such data and information in its possession (and cause its Representatives to do the same).

7.    Expenses.    Each of Pixior and Innovo will bear its own costs and expenses incurred in connection with pursuing or consummating this Agreement, including all fees and expenses of such party's Representatives.

8.    Indemnity.

        (a)   Except to the extent that the same can be shown to have been caused substantially by Innovo, Pixior agrees to indemnify, defend and hold harmless Innovo, its officers, directors, shareholders, agents, and employees from and against any and all obligations, liabilities, claims, demands, suits, actions, causes of action, damages and expenses (including but not limited to reasonable attorneys' fees and costs) caused by or arising from (a) promotion, distribution or sale of the Products or any other activity undertaken by Pixior pursuant to this Agreement; (b) unauthorized use by Pixior of the confidential information; (c) its performance under this Agreement; and (d) compliance with law as set forth in this Agreement.

        (b)   Innovo agrees to indemnify, defend and hold harmless Pixior, its officers, directors, shareholders, agents and employees from and against any and all obligations, liabilities, claims, demands, suits, actions, causes of action, damages and expenses (including reasonable attorneys' fees and costs) caused by or arising from Pixior performance of the Outsourcing Services in accordance with this Agreement. Innovo shall also defend and hold Pixior harmless from any claim or liabilities arising from any alleged defect in the Products, including, but not limited to, product liability and tort claims arising out of the Products or use of the Products.

9.    Force Majeure.    Neither party shall be held responsible for damages caused by any delay or default due to any contingency beyond its control preventing performance hereunder, including without limitation, war, terrorist acts, government regulations, embargoes, export, shipping or remittance restrictions, strikes, lockouts, accidents, fires, delays or defaults caused by carriers, floods or governmental seizure, control or rationing. The party claiming force majeure shall immediately notify the other party of the nature of the event of force majeure, and its cause and possible consequences, and shall take all reasonably possible steps necessary to minimize such delay; provided, however, that if any party fails to perform as required under this Agreement for a period of ninety (90) days for any of the reasons set forth herein, the other party may elect to terminate this Agreement with no further obligations or other notice as required hereunder.

10.    Relationship.    This Agreement does not make either party an employee, agent, partner, or legal representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to do anything for which the other party or any of its affiliated companies may become directly or contingently liable. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

11.    Assignment.    Pixior shall not assign or otherwise transfer any of its rights or obligations under this Agreement except with the prior written consent of Innovo.

12.    Entire Agreement.    This Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between Innovo and Pixior as well as all prior proposals, oral or written, and all prior negotiations, conversations or discussions between the parties related to this Agreement. Each of Innovo and Pixior acknowledges that it has not been induced to enter into this Agreement by any representations or statements, oral or written, not expressly contained herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

13.    Severability.    If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated by the such term, provision, covenant or condition.

14.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice-of-law principles.

15.    Amendment.    This Agreement may not be amended or modified except by a writing signed by all of the parties.

16.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

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SIGNATURE PAGE TO FOLLOW.]

        If the foregoing meets with your approval, please indicate Pixior's acceptance of the terms set forth in this Agreement by having Pixior sign in the space provided below and by returning the same to Innovo.

Very truly yours,
INNOVO GROUP INC.
By:	/s/ Marc Crossman
Name:	Marc Crossman
Title:	Interim Chief Executive Officer, President and CFO
On Behalf of Itself and its wholly-owned Subsidiary, INNOVO AZTECA APPAREL, INC. and JOE'S JEANS, INC.

ACCEPTED AND AGREED TO THIS 10th DAY OF MARCH, 2006:
PIXIOR LLC
By:	/s/ Yassine Amallal
Name:	Yassine Amallal
Title:	President

 SCHEDULE A

SEE ATTACHED EXCEL FILE

 INNOVO GROUP
OPERATIONS STAFF

File #	Name	Position	Rate Type	Status	Hire Date
160102	Barela, Evangeline M.	EDI Data Input	Salary	Active	9/17/2003
160136	Chavez, Lily	Shipping/Receiving Supervisor	Hourly	Active	02/02/04
160149	Chicas, Norma	Admin./Fed Ex	Hourly	Active	03/08/04
160150	Hurtado Jr., Jesus	Packing	Hourly	Active	03/08/04
160054	Leon, Rodrigo	Forklift and Receiving	Hourly	Active	06/23/03
160237	Lott, Charles	Forklift and Receiving	Hourly	Active	05/09/05
160098	Oneal, Sandra	Import and Credit Manager	Salary	Active	8/19/2003
160050	Rae, Jessica M.	Credit Turndown Letters, Import Tracking, Factored Credit	Salary	Active	6/2/2003
160151	Tenorio, Ana	Returns	Hourly	Active	03/08/04

TEMPORARY PERSONNEL THROUGH STRATUS

Rachel Medina	Office Clerk
Cristian Moreno	Packing
Frances Barquero	Packing
Maria E. Nunez	Packing
Rita Murrieta	Packing
Yolanda Lope	Packing
Jessica Nunez	Packing
Idalia Martinez	Packing
Maria Gonzalez	Packing
Pedro Zepeda	Packing

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  Exhibit 10.20
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW.]
SCHEDULE A
SEE ATTACHED EXCEL FILE
INNOVO GROUP OPERATIONS STAFF
TEMPORARY PERSONNEL THROUGH STRATUS